Exhibit 10.23

Executive Bonus Plan

  Annual incentive compensation for other executives is based upon performance which demonstrates a sharp and continuing focus on strengthing the Company's operating results and building shareholder value. In 1994, the Committee approved a bonus plan under which bonuses aggregating up to 12.5% of the Company's net profits will be paid to participants in the plan. Participation in the bonus pool is open to all officers at or above the level of Vice President, including the CEO. In addition, the Committee may award bonuses under the plan to other employees. The maximum bonus awarded to the CEO under the plan may not exceed 1 1/2% of net profits, and the maximum bonus payable to other levels of executive officers is subject to progressively lower percentage caps. Bonuses paid under the plan will be subject to a cap of 40% of the officer's or employee's base salary, and members of management who elect to participate in the plan will be subject to certain restrictions with respect to future additional base salary increases.